REVOLVING CREDIT AGREEMENT


     This Revolving Credit Agreement (the "Agreement") is made and entered into by and between ARI Network
Services, Inc. ("ARI") and Briggs & Stratton
Corporation ("BSC") as of the date set forth in the last page of this Agreement.

                   ARTICLE I - LOANS

     1.1.  Loans.  Prior to April 30, 1999 (the
"Termination Date"), or such earlier date as BSC demands payment of any loans made hereunder in accordance with Article III hereof, BSC shall, subject to the terms hereof, make loans to ARI from time to time up to the aggregate principal amount outstanding of the lesser of (a) $250,000 or (b) such lesser amount as may be available hereunder pursuant to Section 1.4 hereof. Each loan made hereunder shall be evidenced by a promissory note (the "Note") of Borrower payable to the order of BSC substantially in the form of the Note attached hereto as Exhibit A. The Note shall be expressed to be payable on the earlier of the Termination Date or the date demand for payment is made by BSC and shall bear interest on the outstanding balance at the Prime Rate (as defined below) plus 2.0% payable monthly on the first day of each month. For purposes hereof, "Prime Rate" means the fluctuating per annum rate of interest published from time to time in the Midwest Edition of The Wall Street Journal under the "Money Rates" caption as the "Prime Rate" (and if more than one such "Prime Rate" shall be so published on any date, the highest of such rates for such date), which rate shall change effective as of the date of any published change in such published "Prime Rate."

     1.2. Advances and Paying Procedure. Each request for a loan may be made by telephone, specifying the date of the requested loan and the amount thereof and shall be made by an authorized officer of ARI. Upon request of BSC, ARI shall promptly confirm each telephonic request for a loan by delivering appropriate written confirmation of such request to BSC. ARI shall be obligated to repay all loans hereunder notwithstanding the failure of BSC to receive any such confirmation and notwithstanding the fact that any person requesting a loan was not in fact authorized to do so. Upon fulfillment of the applicable conditions set forth in Section 1.3 below, BSC shall disburse the amount of the requested loan in accordance with ARI's directions.

     1.3. Conditions to Borrowing. BSC's obligation to make any loans hereunder shall be subject to the following:

     (i) BSC has received (a) duly executed copies of this Agreement and the Note, and (b) a duly executed
Selective Business Security Agreement substantially in the form of Exhibit B attached hereto (the "Security
Agreement") together with executed UCC financing statements necessary to perfect the security interest in favor of BSC created thereunder;

     (ii) the representations and warranties contained in Article II hereof are correct on and as of the day of such loan as though made on such date;

     (iii)  ARI shall be in compliance with the
covenants contained in Article II hereof;

     (iv) ARI shall not have any further availability for borrowing pursuant to the terms of its credit facility with WITECH Corporation ("WITECH") or any other existing credit facility; and

     (v) WITECH shall have executed and delivered to BSC a release of its security interest in the collateral securing the Note pursuant to the Security
Agreement.

     1.4.  Reduction of Facility Amount.
Notwithstanding anything herein to the contrary, in the event ARI issues additional shares of its common stock after the date hereof, other than the issuance of stock
(i) to employees of ARI under employee benefit plans,
(ii) to officers and directors under stock option plans or (iii) pursuant to outstanding warrants for the purchase of such stock, the amount available for borrowing hereunder shall be reduced, dollar for dollar, by an amount equal to the aggregate amount of net cash proceeds of such sales of stock, but only to the extent such aggregate net cash proceeds exceed
Eight Hundred Thousand Dollars ($800,000) plus accrued interest on the WITECH facility.

         ARTICLE II - WARRANTIES AND COVENANTS

     During the term of this Agreement, and while any obligations of Borrower to BSC are outstanding, ARI warrants and agrees as follows:

     2.1. Organization and Authority; Litigation. ARI is a validly existing corporation, in good standing under the laws of the State of Wisconsin, and has all requisite power and authority, corporate or otherwise, and possesses all licenses necessary, to conduct its business and own its properties. The execution, delivery and performance of this Agreement and the other loan documents (i) are within ARI's power; (ii) have been duly authorized by proper corporate action;
(iii) do no require the approval of any governmental agency; and (iv) will not violate any law, agreement or restriction by which ARI is bound. This Agreement and the other loan documents are the legal, valid and binding obligations of ARI, enforceable against ARI in accordance with their terms.

     2.2.  Corporate Existence; Business Activities;
Assets. ARI shall (i) preserve its corporate existence, rights and franchises; (ii) carry on its business activities in substantially the manner such activities are conducted as of the date of this Agreement; (iii) not liquidate, dissolve, merge or consolidate with or into another entity; and (iv) not sell, lease, transfer or otherwise dispose of all or substantially all of its assets.

     2.3. Use of Proceeds; Margin Stock. Loans by BSC hereunder shall be used exclusively by ARI for working capital and other regular and valid purposes. ARI shall not use any of the loan proceeds to purchase or carry "margin" stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System).

     2.4. Financial Statements and Reporting. Any financial statements and other information previously provided to BSC or provided to BSC in the future are or shall be complete and accurate and prepared in accordance with generally accepted accounting principles. ARI shall (i) maintain accounting records in accordance with generally accepted principles of accounting consistently applied throughout the accounting periods involved; and (ii) provide BSC with such information concerning its business affairs and financial condition as BSC may reasonably request.

        ARTICLE III - DEFAULT AND ACCELERATION

     3.1. Events of Default. Upon the occurrence of any one or more of the following events of default:

          (i)  ARI fails to pay any amount when due
     under this Agreement;

          (ii)  Any representation or warranty made
     under this Agreement or information provided by ARI in connection with this Agreement is or was false or fraudulent in any material respect;

          (iii)  ARI fails to timely observe or perform
     any of the covenants or duties contained in this Agreement or in the Asset Purchase Agreement of even date between ARI and BSC;

          (iv)  An event of default occurs under the
     Security Agreement;

then at BSC's option, and upon notice written or verbal to ARI, BSC's obligation to make loans under this Agreement shall terminate and the total unpaid balance shall immediately become due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by ARI.

     3.2. Bankruptcy and Insolvency. BSC's obligation to make loans under this Agreement shall automatically and immediately terminate and the total unpaid balance shall automatically and immediately become due and payable in the event ARI becomes a subject of bankruptcy or other insolvency proceedings.

              ARTICLE IV - MISCELLANEOUS

     4.1. Delay, Cumulative Remedies. No delay on the part of BSC in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege.

     4.2. Successors. The rights, options, powers and remedies granted in this Agreement shall extend to BSC and to its successors and assigns, shall be binding upon ARI and its successors and assigns.

     4.3. Payments. Payments due under the Note shall be made in lawful money of the United States. All payments may be applied by BSC to principal, interest and other amounts due under this Agreement, the Note or the Security Agreement in any order which BSC elects.

     4.4.  Applicable Law and Jurisdiction;
Interpretation and Modification.  This Agreement, the
Note and the Security Agreement shall be governed by and interpreted in accordance with the laws of the State of Wisconsin. Invalidity of any provision of this Agreement shall not affect the validity of any other provision. The provisions hereof shall not be altered, amended or waived without express written consent of BSC (and ARI, when appropriate).

     4.5 Dispute Resolution. All controversies or claims between ARI and BSC arising out of or relating to this Agreement, the Security Agreement or the Note or the breach thereof, including any dispute as to the existence or validity of this Agreement or the arbitrability of any particular issue which cannot be settled amicably by ARI and BSC, shall be finally settled in an arbitration to be conducted under the commercial arbitration rules of the American
Arbitration Association (the "AAA") by a single arbitrator selected under the rules of the AAA. Any such arbitration proceedings shall be conducted in English and shall be held in Milwaukee, Wisconsin. The decision of any such arbitrator shall be final and binding upon ARI and BSC and may be enforced in any court of competent jurisdiction, and neither ARI nor BSC shall seek redress against each other in any court or tribunal except solely for the purpose of obtaining execution of any arbitral award or of obtaining a judgment consistent therewith. The fees and expenses of the arbitration proceedings shall be divided equally between ARI and BSC; provided, that ARI and BSC each shall pay the fees and expenses of its own legal counsel and representatives incurred in connection with the arbitration proceedings.


     IN WITNESS WHEREOF, the undersigned have executed this Line of Credit Agreement as of the 15th day of September, 1998.

ARI NETWORK SERVICES, INC.         BRIGGS & STRATTON CORPORATION


By:/s/ Mark L. Koczela             By:/s/ Michael D. Hamilton
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